Exhibit 11

                         NET LOSS PER SHARE CALCULATION
                      (in thousands, except per share amounts)



                                        Year Ended           Year Ended
                                       May 31, 1996         May 31, 1995
                                    -----------------    -------------------
                                    Dollars    Shares    Dollars      Shares
                                    -------    ------    -------      ------

Loss before extraordinary item      $ (79,292)           $(358,645)

Primary weighted average shares of
  Common Stock outstanding(a)                  50,988                50,494
                                               ======                ======

Fully diluted weighted average shares
  of Common Stock outstanding (a)(b)           50,988                50,494
                                               ======                ======

Per share loss before
  extraordinary item                           $(1.56)               $(7.10)

Extraordinary item - loss on
  debt repayment                       (5,404)

Per share loss from
  extraordinary item                             (.10)
                                    ---------            ---------
Net loss                            $( 84,696)           $(358,645)
                                    =========  ------    =========
Per share (primary)                            $(1.66)               $(7.10)
                                               =======               =======

Per share (fully diluted)                      $(1.66)               $(7.10)
                                               =======               =======

(a) Does not include 3,880,140 shares issued to an escrow account on September 13, 1995 pursuant to the Consensual Plan because such issuance is contingent on future events and would be anti-dilutive in the current year.

(b) For the year ended May 31, 1996, does not include 1,487,000 shares subject to options because such options would have an anti-dilutive effect in such year.

In management's opinion, per share information for fiscal year 1994 is not relevant given the significant change in the Company's capital structure which occurred as a result of the Company's reorganization pursuant to the Consensual Plan (see Note 1 of Notes to Financial Statements on Pages F-6 and F-7).